[MAN INVESTMENTS LOGO OMITTED]

                                Man-AHL 130, LLC
                                Account Statement
                              9/1/2007 to 9/30/2007
                                   (Unaudited)

MAN-AHL 130, LLC

                           STATEMENT OF CHANGES IN CAPITAL ACCOUNT

Beginning of Period Net Asset Value                                                         15,727,891.25

Capital Additions this Period                                                                        0.00

Capital Withdrawals this Period                                                                      0.00

         Net Income (Loss) for the Period                                                    1,225,971.71
                                                                                            -------------
         End of Period Net Asset Value (9/30/2007)                                          16,953,862.96
                                                                                            -------------

         Rate of Return for the Period Class A Series 1                               7.68%

         Rate of Return for the Period Class A Series 2                               7.80%

                             INVESTOR STATEMENT OF INCOME (LOSS)

Income

              Gain (Loss) on Trading of Commodity Futures and Forwards:
                  Realized Gain (Loss) on Closed Futures and Forwards                          444,314.10
                  Change in Unrealized Gain (Loss) on Open Futures and Forwards                768,421.78
              Gain (Loss) From Investments in Other Partnerships                                45,075.97
              Change in Accrued Commissions                                                    (30,010.50)
              Interest Income                                                                   31,959.27
                                                                                            -------------
                              Total Income                                                   1,259,760.62
                                                                                            -------------


Expenses


              Management Fee                                                                   (38,463.58)
              Incentive Fee                                                                          0.00
              Other Expenses                                                                   (33,731.17)
              (Waiver)                                                                          38,405.84
                                                                                            -------------
                               Total Expenses                                                  (33,788.91)
                                                                                            -------------
                               Net Income                                                    1,225,971.71
                                                                                            -------------

                   STATEMENT OF FUND CHANGES IN NET ASSET VALUE (N.A.V.)

Beginning of Period Net Asset Value (9/1/2007)                                              15,727,891.25
Capital Contributions this Period                                                                    0.00
Capital Redeemed this Period                                                                         0.00
Current Period Net Income (Loss)                                                             1,225,971.71
                                                                                            -------------

                        End of Period Net Asset Value Value (09/30/2007)                    16,953,862.96

                        End of Period Net Asset Value Per Unit Class A Series 1 (9/30/2007)        111.50

                        End of Period Net Asset Value Per Unit Class A Series 2 (9/30/2007)        111.85


    To the best of my knowledge and belief, the information contained in the above report is accurate and complete.


/s/ Alicia B. Derrah
    Alicia B. Derrah, Chief Financial Officer, Man Investments (USA) Corp Commodity Pool Operator of Man AHL-130, LLC